Exhibit 5

Option Agreement

OPTION AGREEMENT, dated as of October 3, 2016 (this “Agreement”), by and between Henderson Group plc, a public company incorporated in Jersey with registered number 101484 and having its registered office at 47 Esplanade, St Helier, Jersey JE1 0BD (the “Company”), and Dai-ichi Life Holdings, Inc., a Japanese corporation (the “Investor”). The Company and the Investor may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Janus Capital Group Inc., a Delaware corporation (“JCG”), and Horizon Orbit Corp., a company incorporated in Delaware, USA with registered number 6159764 and having its registered office at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, USA (“Merger Sub”), pursuant to which Merger Sub will be merged with and into JCG, with JCG surviving as the surviving corporation and a wholly-owned subsidiary of the Company;

WHEREAS, concurrently with the execution of this Agreement, the Company, the Investor and JCG are entering into an Amended and Restated Investment and Strategic Cooperation Agreement (the “Investment Agreement”); and

WHEREAS, the Company desires to grant the Investor a series of conditional options to subscribe for or purchase ordinary shares in the Company (the “Company Common Stock”) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

(a)                Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Investment Agreement.

(b)               Conditional Option.

(i)              The Company hereby grants to the Investor:

(A)	11 conditional options (each, an “Approved Conditional Option” and collectively, the “Approved Conditional Options”), each to subscribe for or purchase 5,000,000 shares of the Company Common Stock (such shares, the “Approved Option Shares”), for a purchase price of £2.9972 per share (the “Approved Option Price”), and

(B)	subject to the passing of a resolution of the shareholders of the Company approving their allotment and issue (the “Shareholder Resolution”), 9 conditional options (each, an “Unapproved Conditional Option” and collectively, the “Unapproved Conditional Options” and, together with the Approved Conditional Options, the “Conditional Options”), each to subscribe for or purchase 5,000,000 shares of the Company Common Stock (such shares, the “Unapproved Option Shares” and, together with the Approved Option Shares, the “Option Shares”), for a purchase price of £2.9972 per share (the “Unapproved Option Price”), in each case, subject to the terms and limitations set forth herein. For the avoidance of doubt, each Conditional Option may only be exercised or settled in shares of Company Common Stock and no net settlement or cash settlement shall be permitted hereunder. In the event that, prior to exercise of a Conditional Option, the Company changes the number of shares of Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock-based dividend or distribution, merger, subdivision, combination or other similar transaction (other than, for the avoidance of doubt, pursuant to the Merger Agreement), the number of Option Shares and the number of shares of Company Common Stock contained in each Conditional Option shall be adjusted appropriately to provide to the Investor the same economic and ownership effect as contemplated by this Agreement prior to such reclassification, split, dividend, distribution, merger, subdivision, combination or similar transaction. The rights of Dawn shall be changed to the extent necessary to comply with ASX Listing Rule 7.22 (or any similar ASX Listing Rule) applying to a reorganization of capital at the time of any such reorganization.

(ii)               The Investor shall have the right to exercise one or more (or all) of the Conditional Option(s) following the Closing, provided, that in no event shall the Investor have the right to exercise a Conditional Option to the extent that such exercise would cause the Investor’s Beneficial Ownership of shares of the Company Common Stock to exceed the Ownership Limit. For the avoidance of doubt, each Conditional Option may only be exercised in whole and not in part. The Conditional Options, if unexercised, do not give the Investor any right to participate in new issuances of Company Common Stock in respect of the Option Shares subject to the Conditional Options (excluding for the avoidance of doubt any rights that the Investor has to participate in new issuances of Company Common Stock generally pursuant to the Investment Agreement).

(iii)             This Agreement, and each Conditional Option hereunder, shall terminate on the earlier of (A) the date that is 24 months from the date hereof, (B) the termination of the Investment Agreement in accordance with its terms, (C) the termination of the Merger Agreement in accordance with its terms and (D) the failure of the Investor to pay the Option Consideration substantially concurrently with the Closing.

(iv)             The Investor acknowledges that (i) the Option Shares have not been registered under the Securities Act or any other securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) any Option Shares purchased pursuant to this Agreement may not be sold unless such disposition is registered under the Securities Act and applicable securities laws or is exempt from registration thereunder; the Investor acknowledges that, except as provided in Exhibit B to the Investment Agreement, the Company does not have any obligation to register any Option Shares.

(c)                Option Consideration. The Parties agree that the aggregate value of the Conditional Options has been reasonably determined by the mutual agreement of the Parties and that, substantially concurrently with the Closing, such value, which is equal to £ 19,778,800.00 (the “Option Consideration”), shall be paid in immediately available funds in £ by Investor to the account of Company notified to the Investor in writing at least five Business Days prior to Closing Date. If the Shareholder Resolution is not passed, no amount shall be due from the Investor to the Company in respect of the Unapproved Option Shares.

(d)               Exercise Procedures. To exercise one or more (or all) of the Conditional Option(s), the Investor shall deliver an irrevocable written notice of such exercise (the “Exercise Notice”) to the Company at the address set forth in subsection (e) below. The Exercise Notice shall indicate the number of Conditional Options that the Investor is exercising. As promptly as reasonably practicable, but not less than five Business Days, following the delivery of an Exercise Notice to the Company, the Company and the Investor shall effect the closing of the exercise of the Conditional Option(s) indicated by the Exercise Notice. At such closing, (a) the Investor shall pay or cause to be paid to the account of Company provided by written notice from the Company to the Investor at least five Business Days prior to Closing an amount in £ that is equal to the aggregate Approved Option Price in respect of the number of Approved Option Shares and, subject to the passing of the Shareholder Resolution, an amount in £ that is equal to the aggregate Unapproved Option Price in respect of the number of Unapproved Option Shares, in each case as contained in the exercised Conditional Option(s), and (b) the Company shall issue the Option Shares contained in the exercised Conditional Option(s) to the Investor (excluding any Unapproved Option Shares in the event that the Shareholder Resolution has not been passed).

(e)                Notices. All notices, demand or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile, courier service, overnight mail or personal delivery:

If to the Company:	Henderson Group plc 201 Bishopsgate London EC2M 3AE United Kingdom Attn: General Counsel Fax: +44 (0)20 7818 1819

With a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
United States of America

Attention: Peter D. Lyons, Esq.
Email: peter.lyons@freshfields.com
Attention: Matthew F. Herman, Esq.
Email: matthew.herman@freshfields.com
Facsimile: +1 (212) 277 4001

Freshfields Bruckhaus Deringer LLP
65 Fleet Street

London EC4Y 1HS

United Kingdom

Attention: Simon Marchant
Email: simon.marchant@freshfields.com
Attention: Oliver Lazenby
Email: oliver.lazenby@freshfields.com
Facsimile: +44 20 7832 7001

If to the Investor:	Dai-ichi Life Holdings, Inc. 13-1, Yurakucho 1-chome, Chiyoda-ku, Tokyo 100-8411, Japan Attention: Chief of Asset Management Business Unit Facsimile: +81 (3) 5221-3971

With a copy (which shall not constitute notice) to:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: George R. Bason, Jr. Michael Davis Facsimile: +1 (212) 701-5800

(f)             Miscellaneous.

(i)                 This Agreement and the Investment Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior agreements, written or oral, with respect thereto.

(ii)               THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY UNDER THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(iii)             THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, IN THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE AFFAIRS OF THE COMPANY. TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT THEY ARE NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR

PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iv)             TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(v)               Each Party hereto hereby acknowledges that irreparable damage would occur, and the remedies at law of each other Party hereto would be inadequate, if any term or provision hereof were not performed or observed strictly in accordance herewith, and hereby unconditionally and irrevocably waives any defense that may be available to it that any other Party’s remedies at law are adequate or that its injuries are not irreparable. Each Party hereto may, without posting any bond or other security and in addition to any remedy available to it at law, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available to it.

(vi)             Neither this Agreement nor any of the rights granted herein (including any of the Conditional Options), nor any of the other interests and obligations created hereunder, may be transferred, assigned or delegated by either Party without the prior written consent of the other Party (provided that no Conditional Option shall be transferred, assigned or delegated by any Party to any person if, as a result of such transfer, assignment or delegation the Company would be in breach of, or of any consent issued to the Company pursuant to, Article 4 of the Control of Borrowing (Jersey) Order 1958), and any purported transfer, assignment or delegation without such consent shall be void, except that the Investor may, upon prior notice to the Company, transfer this Agreement and all of its rights, interests and obligations herein to any majority-owned Affiliate of the Investor without the consent of the Company.

(vii)           This Agreement may be executed in one or more counterparts (by facsimile or otherwise), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto or a duly authorized officer of each party hereto as of the date first above written.

HENDERSON GROUP PLC

By:	/s/ Andrew Formica
Name: Andrew Formica
Title: Chief Executive

[Signature Page to Option Agreement]

DAI-ICHI LIFE HOLDINGS, INC.

By:	/s/ Tatsusaburo Yamamoto
Name:Tatsusaburo Yamamoto
Title:Executive Officer

[Signature Page to Option Agreement]